                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              Washington, DC 20549


                                  SCHEDULE 13G

                    Under the Securities Exchange Act of 1934
                               (Amendment No. 2)*



                                Cerus Corporation
                           --------------------------
                                (Name of Issuer)



                     Common Stock, par value $.001 per share
                    ----------------------------------------
                         (Title of Class of Securities)


                                    157085101
                                  -------------
                                 (CUSIP Number)



Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1: and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13D-7).

*The remainder of this cover page shall be filled out for a reporting person's Initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter the disclosures provided in a prior cover page.

The information required in the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 157085101                   13G                     page 2 of 15 Pages


--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Coral Partners II, a limited partnership
             SEC ID #0000924591
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                   (a)  [_]
                                                                   (b)  [_]
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER

                                 0
     NUMBER OF       -----------------------------------------------------------
      SHARES              6      SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                    0
       EACH          -----------------------------------------------------------
     REPORTING            7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                      0
                     -----------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                 0
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 0
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                 0%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                                 PN
--------------------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 157085101                   13G                     page 3 of 15 Pages


--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Coral Partners II, Limited Partnership
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [X]
                                                                    (b)  [_]
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER

                                 0
     NUMBER OF        ----------------------------------------------------------
       SHARES             6      SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                    0
       EACH           ----------------------------------------------------------
     REPORTING            7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                      0
                      ----------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                 0
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 0
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                 0%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                                 PN
--------------------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 157085101                   13G                     page 4 of 15 Pages


--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Coral Partners IV, Limited Partnership
             SEC ID #0000922910
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [_]
                                                                    (b)  [_]
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER

                                 463,749
     NUMBER OF        ----------------------------------------------------------
      SHARES              6      SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                    0
       EACH           ----------------------------------------------------------
     REPORTING            7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                      463,749
                      ----------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                 0
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 463,749
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*


--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                 3.64%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                                 PN
--------------------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 157085101                   13G                     page 5 of 15 Pages

------------ -------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Coral Management Partners IV, Limited Partnership
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [X]
                                                                    (b)  [_]
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             Delaware
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER

                                 463,749
     NUMBER OF        ----------------------------------------------------------
      SHARES              6      SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                    0
       EACH           ----------------------------------------------------------
     REPORTING            7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                      463,749
                      ----------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                 0
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 463,749
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                 3.64%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                                 PN
--------------------------------------------------------------------------------


                      SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 157085101                   13G                     page 6 of 15 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Yuval Almog
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [X]
                                                                    (b)  [_]
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER

                                 31,212
     NUMBER OF        ----------------------------------------------------------
      SHARES              6      SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                    466,549
       EACH           ----------------------------------------------------------
     REPORTING            7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                      31,212
                      ----------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                 466,549
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 497,761
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARE


--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                 3.91%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                                 IN
--------------------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 157085101                   13G                     page 7 of 15 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Peter H. McNerney
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [X]
                                                                    (b)  [_]
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER

                                 37,183
     NUMBER OF        ----------------------------------------------------------
      SHARES              6      SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                    463,749
       EACH           ----------------------------------------------------------
     REPORTING            7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                      37,183
                      ----------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                 463,749
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 500,932
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                 3.93%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                                 IN
--------------------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

CUSIP No. 157085101                   13G                     page 8 of 15 Pages

--------------------------------------------------------------------------------
     1       NAME OF REPORTING PERSON
             S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

             Linda L. Watchmaker
--------------------------------------------------------------------------------
     2       CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                    (a)  [X]
                                                                    (b)  [_]
--------------------------------------------------------------------------------
     3       SEC USE ONLY


--------------------------------------------------------------------------------
     4       CITIZENSHIP OR PLACE OF ORGANIZATION

             United States
--------------------------------------------------------------------------------
                          5      SOLE VOTING POWER

                                 3,655
     NUMBER OF        ----------------------------------------------------------
      SHARES              6      SHARED VOTING POWER
   BENEFICIALLY
     OWNED BY                    463,749
       EACH           ----------------------------------------------------------
     REPORTING            7      SOLE DISPOSITIVE POWER
      PERSON
       WITH                      3,655
                      ----------------------------------------------------------
                          8      SHARED DISPOSITIVE POWER

                                 463,749
--------------------------------------------------------------------------------
     9       AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

                                 467,404
--------------------------------------------------------------------------------
    10       CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES
             CERTAIN SHARES*

--------------------------------------------------------------------------------
    11       PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9

                                 3.67%
--------------------------------------------------------------------------------
    12       TYPE OF REPORTING PERSON*

                                 IN
--------------------------------------------------------------------------------

                      SEE INSTRUCTION BEFORE FILLING OUT!

Item 1.  Issuer's Name and Address of Principal Executive Offices:

         (a)  Cerus Corporation
         (b)  2525 Stanwell Drive, Suite 300
              Concord, CA 94520

Item 2.  Information Concerning Person Filing:

         (a) Filing Persons:

              Entities:
                  Coral Partners IV, Limited Partnership ("CP IV")
                  Coral Management Partners IV, Limited Partnership ("CMP IV") Coral Partners II, a limited partnership ("CP II")
                  Coral Management Partners II, Limited Partnership ("CMP II")

              Individuals:
                  Yuval Almog
                  Peter H. McNerney
                  Linda L. Watchmaker

         (b) Principal Business Address:
                  60 South Sixth Street
                  Suite 3510
                  Minneapolis, MN 55402

         (c) Citizenship/Place of Organization

              Entities:
                  Coral Partners IV  ("CP IV")                     Delaware
                  Coral Management Partners IV ("CMP IV")          Delaware
                  Coral Partners II ("CP II")                      Delaware
                  Coral Management Partners II ("CMP II")          Delaware

              Individuals:
                  Yuval Almog                                      United States
                  Peter H. McNerney                                United States
                  Linda L. Watchmaker                              United States

         (d) Title of Class of Securities:                         Common Stock
         (e) CUSIP No.  157085101

Item 3.  Status of Person Filing:

         Not applicable.

Item 4.  Ownership:

ENTITIES                           CP IV        CMP IV        CP II      CMP II
                                   -----        ------        -----      ------

(a)Beneficial Ownership          463,749*      463,749*         0*         0*

(b)Percentage of Class              3.64%         3.64%         0%         0%

(c)(i)Sole Voting Power:         463,749       463,749
(ii)Shared Voting Power:               0             0          0          0
(iii)Sole Dispositive Power:     463,749       463,749          0          0
(iv)Shared Dispositive Power           0             0          0          0


INDIVIDUALS:                     Almog            McNerney          Watchmaker**
                                 -----            --------          ------------

(a)Beneficial Ownership        497,761*          500,932*              467,404*

(b)Percentage of Class            3.91%             3.93%                 3.67%

(c)(i)Sole Voting Power:        31,212            37,183                 3,655
(ii)Shared Voting Power:       466,549           463,749               463,749
(iii)Sole Dispositive Power:    31,212            37,183                 3,655
(iv)Shared Dispositive Power:  466,549           463,749               463,749

* Pursuant to Rule 13d-4, the reporting person disclaims beneficial ownership of these securities except to the extent of his/her pecuniary interest therein.

** Ms. Watchmaker's ownership relates to her direct ownership and the ownership as it relates to CP II and CMP II.

Item 5.  Ownership of Five Percent or Less of a Class:

         If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following [X].* (The reporting person has ceased to be the beneficial owner of more than five percent of the class of securities).

Item 6.  Ownership of More than Five Percent on Behalf of Another Person:

         Not applicable.

Item 7.  Identification and Classification of Subsidiary:

         Not applicable.

Item 8.  Identification and Classification of Group:

         Not applicable.

Item 9.  Notice of Dissolution of Group:

         Not applicable.

Item 10. Certification:

         Not applicable.

                                    SIGNATURE

         After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Dated: February 7, 2000

Coral Partners II, a limited partnership
By: Coral Management Partners II, Limited Partnership,
Its: General Partner


/s/ Linda L. Watchmaker
-----------------------------
Linda L. Watchmaker
General Partner

Coral Partners IV, Limited Partnership
By:  Coral Management Partners IV, Limited Partnership
Its:  General Partner

/s/ Yuval Almog
-----------------------------
Yuval Almog
General Partner

Coral Management Partners II, Limited Partnership,
By: General Partner

/s/ Linda L. Watchmaker
-----------------------------
Linda L. Watchmaker
General Partner

Coral Management Partners IV, Limited Partnership
By:  General Partner

/s/ Yuval Almog
-----------------------------
Yuval Almog
General Partner


By /s/ Yuval Almog      By /s/ Peter H. McNerney    By /s/ Linda L. Watchmaker
   ---------------         ---------------------       -----------------------
Yuval Almog             Peter H. McNerney           Linda L. Watchmaker

                                  EXHIBIT INDEX

                                                              Sequentially
Exhibit                    Document Description               Numbered Page
-------                    --------------------               -------------
   A                     Agreement of Joint Filing                 14

                                    EXHIBIT A

                            Agreement of Joint Filing

         Each of the undersigned hereby agrees that they are filing jointly pursuant to Rule 13d-1(f)(1) of the Securities Exchange Act of 1934, as amended, the Statement dated February 7, 2000, containing the information required by
Schedule 13G, for the shares of Common Stock of Cerus Corporation which they each beneficially hold.

Dated:  February 7, 2000

Coral Partners II, a limited partnership
By: Coral Management Partners II, Limited Partnership,
Its: General Partner

/s/ Linda L. Watchmaker
-----------------------------
Linda L. Watchmaker
General Partner

Coral Partners IV, Limited Partnership
By:  Coral Management Partners IV, Limited Partnership
Its:  General Partner

/s/ Yuval Amog
-----------------------------
Yuval Almog
General Partner

Coral Management Partners II, Limited Partnership,
By: General Partner

/s/ Linda L. Watchmaker
-----------------------------
Linda L. Watchmaker
General Partner

Coral Management Partners IV, Limited Partnership
By:  General Partner

/s/ Yuval Amog
-----------------------------
Yuval Almog
General Partner

By /s/ Yuval Amog
   --------------------------
Yuval Almog


By /s/ Peter H. McNerney                    By /s/ Linda L. Watchmaker
   --------------------------                  --------------------------------
Peter H. McNerney                           Linda L. Watchmaker